Exhibit 99.1
Sally W. Crawford Joins Insulet’s Board of Directors
BEDFORD, MA, October 20, 2008— Insulet Corporation (Nasdaq: PODD), the leader in patch pump technology with its OmniPod® Insulin Management System, today announced the appointment of Sally W. Crawford to its board of directors. Ms. Crawford is a healthcare consultant and the former chief operating officer of Healthsource Inc., a managed care organization. She replaces Alison de Bord of Alta Partners, a venture capital firm in life sciences, on Insulet’s board of directors.
“Sally has had a distinguished career in the healthcare industry and we are delighted to welcome her to the Insulet board. Her expertise, particularly in managed care, will be a valuable asset to the Company as we continue to capture the growing demand for the OmniPod Insulin Management System,” said Duane DeSisto, Insulet’s president and chief executive officer.
Sally W. Crawford served as chief operating officer of Heathsource Inc., a publicly held managed care organization headquartered in New Hampshire, from its founding in April 1985 until January 1997. During her tenure at Healthsource, she led development of the company’s operating systems and marketing strategies and supported strategic alliances with physicians, hospitals, insurers and other healthcare companies.
Since January 1997, Ms. Crawford has been a healthcare consultant in New Hampshire for clients such as Bayer Healthcare Diabetes Division, as well as healthcare investors, providers, regulators and managed care payers. Ms. Crawford serves on the board of directors of Hologic, Inc., EXACT Sciences, CombinatoRx Inc., and Universal American. Ms. Crawford earned a BA in English from Smith College and an MS in Communication from Boston University.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion. Through the OmniPod System, Insulet seeks to expand the use of continuous subcutaneous insulin infusion (CSII) therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.
Forward-Looking Statement
This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to the demand for the

OmniPod System and Insulet’s ability to successfully capture that demand. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with Insulet’s dependence on the OmniPod System; Insulet’s ability to achieve and maintain market acceptance of the OmniPod System; potential manufacturing problems, including damage, destruction or loss of any or Insulet’s automated assembly units or difficulties in implementing its automated manufacturing strategy; potential problems with sole source or other third-party suppliers on which Insulet is dependent; Insulet’s ability to obtain favorable reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; adverse regulatory or legal actions relating to the OmniPod System; the potential violation of federal or state laws prohibiting “kickbacks” and false and fraudulent claims or adverse affects of challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; risks associated with potential future acquisitions; Insulet’s ability to maintain compliance with the restrictions and covenants contained in its existing credit and security agreement; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2008 and its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)